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                                                                    EXHIBIT 23.7





June 29, 1998




Glacier Bancorporation
202 Main Street
Kalispell, MT  59903

RE: CONSENT OF GLACIER BANCORPORATION FINANCIAL ADVISOR

Gentlemen:

Attached please find D. A. Davidson & Co's fairness opinion, dated as of June 29, 1998 and addressed to the Board of Directors of Glacier Bancorp, Inc. ("Glacier") relating to the pending merger between Glacier and HUB Financial Corporation ("HUB"). Please be advised that you have our consent to include our fairness opinion in the Registration Statement on Form S-4 and the subsequent Joint Proxy Statement and Prospectus to be delivered to shareholders of Glacier and HUB.

Very truly yours,

/s/ Mark J. Semmens

Mark J. Semmens
Managing Director

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